Exhibit (j)(2)

CASH SERVICING AGREEMENT

THIS AGREEMENT is made and entered into this ____ day of January, 2010, by and between RIM SECURITIES LLC, a [•] limited liability company, as agent for the exclusive benefit of the investors subscribing in Rochdale Structured Claims Fixed Income Fund, LLC (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Bank”).

WHEREAS, Rochdale Structured Claims Fixed Income Fund, LLC (the “Fund”) proposes to offer units of interest (the “Units”) in the amount of at least $30 million, pursuant to a registration statement on Form N-2 (File No. 811-22358) filed with the U. S. Securities and Exchange Commission on November 27, 2009;

WHEREAS, the Bank is a bank having the qualifications prescribed in Section 26(a)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company acts as the principal underwriter of the Fund’s Units on a “best-efforts” basis, subject to various conditions;

WHEREAS, consummation of the Fund’s offering is conditioned upon the subscription of Units valued, in the aggregate, of at least $30 million by March 1, 2010 (subject to extension for up to 30 days in the discretion of the Fund);

WHEREAS, the Company may accept both initial and additional applications by investors to purchase Units at such times as the Fund may determine, subject to the receipt of cleared funds two (2) business days prior to the acceptance date set by the Fund;

WHEREAS, the Company may not hold cash or securities for any such investors and will promptly transmit any cash to an interest-bearing account at the Bank, pending the closing of such offering;

WHEREAS, the Bank has agreed to act as agent for all funds received from all investors who shall have subscribed for the purchase of Units; and

WHEREAS, the Company and Bank have agreed that if the minimum subscription amount is not achieved, all subscription payments held in trust will be repaid to investors as promptly after the end of the offering period as is practicable.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings set forth below, unless the context otherwise requires:

1.1
“Authorized Person” means any Officer or other person duly authorized by resolution of the Board of Managers to give Written Instructions on behalf of the Company and named in Exhibit A hereto or in such resolutions of the Board of Managers, certified by an Officer, as may be received by the Bank from time to time.

1.2	“Board of Managers” shall mean the managing members from time to time serving under the Company’s articles of organization, as amended from time to time.

1.3
“Book-Entry System” shall mean a federal book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFR Part 350, or in such book-entry regulations of federal agencies as are substantially in the form of such Subpart O.

1.4	“Business Day” shall mean any day recognized as a settlement day by The New York Stock Exchange, Inc.

1.5	“Company Account” shall mean the account in the name of the Company.

1.6	“IRS” shall mean the Internal Revenue Service.

1.7	“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

1.8
“Officer” shall mean the Chairman, President, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer or any Managing Member of the Company.

1.9	“Proper Instructions” shall mean Written Instructions.

1.10	“SEC” shall mean the U.S. Securities and Exchange Commission.

1.11
“Written Instructions” shall mean (i) written communications actually received by the Bank and signed by any Authorized Person, (ii) communications by telex or any other such system from one or more persons reasonably believed by the Bank to be Authorized Persons, or (iii) communications between electro-mechanical or electronic devices provided that the use of such devices and the procedures for the use thereof shall have been approved by resolutions of the Board of Managers, a copy of which, certified by an Officer, shall have been delivered to the Bank.

ARTICLE II
APPOINTMENT OF BANK

2.1
Appointment.  The Company hereby appoints the Bank as Bank of all cash owned by or in the possession of the Company at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement, and the Bank hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of the Bank shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Bank hereunder.

2.2	Documents to be Furnished. The following documents, including any amendments thereto, will be provided contemporaneously with the execution of the Agreement to the Bank by the Company:

(a)	A copy of the Company’s articles of organization, certified by an Officer;
(b)	A copy of the resolution of the Board of Managers of the Company appointing the Bank, certified by the Secretary; and
(c)	A certification of the Secretary of the Company setting forth the names and signatures of the current officers or managing members of the Company and other Authorized Persons.

2.3	Notice of Appointment of Transfer Agent. The Company agrees to notify the Bank in writing of the appointment, termination or change in appointment of any transfer agent of the Company.

ARTICLE III
CUSTODY OF CASH

3.1
Company Account.  The Bank shall open and maintain in its trust department an account in the name of the Company, subject only to draft or order of the Bank, in which the Bank shall enter and carry all cash of the Company which is delivered to it.

3.2	Delivery of Assets to Bank. The Company shall deliver, or cause to be delivered, to the Bank all of the Company’s cash. The Bank shall not be responsible for such cash until actually received by it.

3.3	Disbursement of Moneys from Company Account. Upon receipt of Proper Instructions, the Bank shall disburse moneys from the Company Account but only in the following cases:

(a)	For the funding of any uncertificated time deposit or other interest-bearing account with any banking institution (including the Bank), which deposit or account has a term of one year or less; and

(b)	For any other proper purpose, but only upon receipt, in addition to Proper Instructions, of a copy of a resolution of the Board of Managers, certified by an Officer, specifying the amount and purpose of such payment, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

3.4	Actions Not Requiring Proper Instructions. Unless otherwise instructed by the Company, the Bank shall with respect to all assets held for the Company:

(a)	Endorse for collection, in the name of the Company, checks, drafts and other negotiable instruments;

(b)
Execute, as Bank, any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect, and prepare and submit reports to the IRS and the Company at such time, in such manner and containing such information as is prescribed by the IRS;

(c)	In general, and except as otherwise directed in Proper Instructions, attend to all non-discretionary details in connection with any dealings with cash of the Company.

3.5	Records.

(a)
The Bank shall maintain complete and accurate records with respect to cash or other property held for the Company, including (i) journals or other records of original entry containing an itemized daily record in detail of all receipts and disbursements of cash; (ii) ledgers (or other records) reflecting all incoming and outgoing movements of cash, including any interest received; and (iii) canceled checks and bank records related thereto.  The Bank shall keep such other books and records of the Company as the Company shall reasonably request.

(b)
All such books and records maintained by the Bank shall be maintained in a form acceptable to the Company and in compliance with the rules and regulations of the SEC and be the property of the Company and at all times during the regular business hours of the Bank be made available upon request for inspection by duly authorized officers, employees or agents of the Company and employees or agents of the SEC.

3.6
Company Reports by Bank.  The Bank shall furnish the Company with a daily activity statement and a summary of all transfers to or from the Company Account on the day following such transfers.  At least monthly, the Bank shall furnish the Company with a detailed statement of the moneys held by the Bank and any agent for the Company under this Agreement.

3.7
Other Reports by Bank.  As the Company may reasonably request from time to time, the Bank shall provide the Company with reports on the internal accounting controls and procedures for safeguarding of cash which are employed by the Bank or any agent thereof.

ARTICLE IV
COMPENSATION OF BANK

Compensation.  The Bank shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  The Bank shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Bank in performing its duties hereunder.  The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify the Bank in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to the Bank shall only be paid out of the assets and property of the particular Company involved.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1
Representations and Warranties of the Company.  The Company hereby represents and warrants to the Bank, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.2
Representations and Warranties of the Bank.  The Bank hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)
This Agreement has been duly authorized, executed and delivered by the Bank in accordance with all requisite action and constitutes a valid and legally binding obligation of the Bank, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

ARTICLE VI
CONCERNING THE BANK

6.1
Standard of Care.  The Bank shall exercise reasonable care in the performance of its duties under this Agreement.  The Bank shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, except a loss arising out of or relating to the Bank’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  The Bank shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.  The Bank shall promptly notify the Company of any action taken or omitted by the Bank pursuant to advice of counsel.

6.2
Actual Collection Required.  The Bank shall not be liable for, or considered to be the custodian of, any cash belonging to the Company or any money represented by a check, draft or other instrument for the payment of money, until the Bank actually receive such cash or collect on such instrument.

6.3
No Responsibility for Title, etc.  So long as and to the extent that it is in the exercise of reasonable care, the Bank shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received or delivered by it pursuant to this Agreement.

6.4
Reliance Upon Documents and Instructions.  The Bank shall be entitled to rely upon any certificate, notice or other instrument in writing received by it and reasonably believed by it to be genuine.  The Bank shall be entitled to rely upon any Written Instructions actually received by it pursuant to this Agreement.

6.5
Cooperation.  The Bank shall cooperate with and supply necessary information to the entity or entities appointed by the Company to keep the books of account of the Company and/or compute the value of the assets of the Company.  The Bank shall take all such reasonable actions as the Company may from time to time request to enable the Company to obtain, from year to year, favorable opinions from the Company's independent accountants with respect to the Bank's activities hereunder in connection with the fulfillment by the Company of any other requirements of the SEC.

ARTICLE VII
INDEMNIFICATION

7.1
Indemnification by Company.  The Company shall indemnify and hold harmless the Bank and any nominee thereof (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys' fees) that an Indemnified Party may sustain or incur or that may be asserted against an Indemnified Party by any person arising directly or indirectly (i) from any action taken or omitted to be taken by the Bank (a) at the request or direction of or in reliance on the advice of the Company or (b) upon Proper Instructions, or (ii) from the performance of its obligations under this Agreement or any servicing agreement, provided that neither the Bank shall be indemnified and held harmless from and against any such claim, demand, loss, expense or liability arising out of or relating to its refusal or failure to comply with the terms of this Agreement (or any servicing agreement), or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement (or any servicing agreement).  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Bank” shall include its respective directors, officers and employees.

7.2
Indemnification by Bank.  The Bank shall indemnify and hold harmless the Company from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by an Indemnified Party as a result of the Indemnified Party’s refusal or failure to comply with the terms of this Agreement (or any servicing agreement), or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement (or any servicing agreement).  This indemnity shall be a continuing obligation of the Bank, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company”

shall include the Company’s Board of Managers, directors, officers and employees.

7.3	Miscellaneous.

(a)	Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

(b)	The indemnity provisions of this Article shall indefinitely survive the termination and/or assignment of this Agreement.

(c)
In order that the indemnification provisions contained in this Article shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

ARTICLE VIII
FORCE MAJEURE

Neither the Bank nor the Company shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, the Bank (i) shall not discriminate against the Company in favor of any other customer of the Bank in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

ARTICLE IX
PROPRIETARY AND CONFIDENTIAL INFORMATION

The Bank agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential investors of the Fund, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of the Bank or any of its employees, agents or representatives, and information that was already in the possession of the Bank prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, the Bank will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Bank shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and any potential investors in the Fund.

ARTICLE X
EFFECTIVE PERIOD; TERMINATION

10.1	Effective Period. This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) year.

10.2
Termination.  This Agreement may be terminated by either party upon giving 30 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Company may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Bank by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

10.3
Appointment of Successor Bank.  If a successor Bank shall have been appointed by the Board of Managers, the Bank shall, upon receipt of a notice of acceptance by the successor Bank, on such specified date of termination (i) deliver directly to the successor Bank all cash then owned by the Company and held by the Bank as custodian to an account of or for the benefit of the Company at the successor custodian, provided that the Company shall have paid to the Bank all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled.  In addition, the Bank shall, at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Bank under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which the Bank has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Bank’s personnel in the establishment of books, records, and other data by such successor.  Upon such delivery and transfer, the Bank shall be relieved of all obligations under this Agreement.

10.4
Failure to Appoint Successor Bank.  If a successor Bank is not designated by the Company on or before the date of termination of this Agreement, then the Bank shall have the right to deliver to a bank or trust company of its own selection, which bank or trust company (i) is a “bank” as defined in the 1940 Act, and (ii) has aggregate capital, surplus and undivided profits as shown on its most recent published report of not less than $25 million, all cash and other property held by Bank under this Agreement and to transfer such assets to an account of or for the Company at such bank or trust company.  Upon such delivery and transfer, such bank or trust company shall be the successor Bank under this Agreement and the Bank shall be relieved of all obligations under this Agreement.  In addition, under these circumstances, all books, records and other data of the Company shall be returned to the Company.

ARTICLE XI
MISCELLANEOUS

11.1
Compliance with Laws.  The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Company as set forth in any agreements it may have with the Fund.  The Bank’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Manager’s oversight responsibility with respect thereto.

11.2	Amendment. This Agreement may not be amended or modified in any manner except by written agreement executed by the Bank and the Company, and authorized or approved by the Board of Managers.

11.3
Assignment.  This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of the Bank, or by the Bank without the written consent of the Company accompanied by the authorization or approval of the Board of Managers.

11.4
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Ohio, the latter shall control, and nothing herein shall be construed in a manner inconsistent with any rule or order of the SEC thereunder.

11.5
No Agency Relationship.  Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.6
Services Not Exclusive.  Nothing in this Agreement shall limit or restrict the Bank from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

11.7
Invalidity.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

11.8
Notices.  Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to the Bank shall be sent to:

U.S. Bank National Association
425 Walnut Street, M.L. CN-OH-W6TC
Cincinnati, Ohio   45202
Attention:  Mutual Fund Custody Services
Facsimile:  (651) 767-9164

and notice to the Company shall be sent to:

RIM Securities LLC
Attention: __________________
570 Lexington Avenue, 9th Floor
New York, NY 10022
Fax: 212-702-3535

11.9
Multiple Originals.  This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

11.10
No Waiver.  No failure by either party hereto to exercise, and no delay by such party in exercising, any right hereunder shall operate as a waiver thereof.  The exercise by either party hereto of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

11.11
References to Bank.  The Company shall not circulate any printed matter which contains any reference to Bank without the prior written approval of Bank, excepting printed matter contained in the prospectus or statement of additional information for the Company and such other printed matter as merely identifies Bank as custodian for the Company.  The Company shall submit printed matter requiring approval to Bank in draft form, allowing sufficient time for review by Bank and its counsel prior to any deadline for printing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

RIM SECURITIES LLC	U.S. BANK NATIONAL ASSOCIATION

By:____________________________	By:_____________________________

Name:__________________________	Name:___________________________

Title:___________________________	Title:____________________________

EXHIBIT A

AUTHORIZED PERSONS

Set forth below are the names and specimen signatures of the persons authorized by the Company to administer the Company Account.

Authorized Persons	Specimen Signatures

President:

Secretary:

Treasurer:

Vice President:

Other:

EXHIBIT B

Fee Schedule

Monthly Fee -- $500

Plus Out-Of-Pocket Expenses – Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.